Exhibit 99.1

For release: May 10, 2019

Contact: Brian F. Kidd, SVP/Controller

Phone: (615) 890-2020

NHC Reports First Quarter 2019 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended March 31, 2019 totaled $248,285,000 compared to $242,961,000 for the quarter ended March 31, 2018, an increase of 2.2%.

For the quarter ended March 31, 2019, the reported GAAP net income attributable to NHC was $21,269,000 compared to a GAAP net loss attributable to NHC of $2,791,000 for the first quarter of 2018. Excluding the unrealized gains and losses in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2019 was $16,951,000 compared to $16,362,000 for the first quarter of 2018, an increase of 3.6% (*). For the quarter ended March 31, 2019, the reported GAAP diluted earnings per share was $1.39 compared to a GAAP diluted loss per share of $0.18 for the first quarter of 2018. The adjusted diluted earnings per share was $1.11 for the quarter ended March 31, 2019, compared to $1.08 for the first quarter of 2018 (*).

(*) -      See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 75 skilled nursing facilities with 9,510 beds. NHC affiliates also operate 25 assisted living communities, five independent living communities, one behavioral health hospital and 35 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Income

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2019	2018
	(unaudited)
Revenues:
Net patient revenues	$236,111	$231,692
Other revenues	12,174	11,269
Net operating revenues	248,285	242,961

Costs and expenses:
Salaries, wages and benefits	141,388	140,095
Other operating	69,432	65,172
Facility rent	10,238	10,229
Depreciation and amortization	10,517	10,342
Interest	926	1,240
Total costs and expenses	232,501	227,078

Income from operations	15,784	15,883

Non-operating income (loss)	6,001	(3,065)
Unrealized gains/(losses) on marketable equity securities	6,838	(15,517)

Income (loss) before income taxes	28,623	(2,699)
Income tax provision	(7,392)	(200)
Net income (loss)	21,231	(2,899)

Net loss attributable to noncontrolling interest	38	108

Net income (loss) attributable to National HealthCare Corporation	$21,269	$(2,791)

Net income (loss) per common share
Basic	$1.39	$(0.18)
Diluted	$1.39	$(0.18)

Weighted average common shares outstanding
Basic	15,256,189	15,216,635
Diluted	15,324,125	15,216,635

Dividends declared per common share	$0.50	$0.48

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2019	2018
	(unaudited)

Cash, cash equivalents and marketable equity securities	$185,255	$183,470
Restricted cash, cash equivalents and marketable debt securities	189,312	184,266
Current assets	327,113	322,009
Property and equipment, net	532,804	534,650
Total assets	1,312,297	1,080,948
Current liabilities	169,962	157,924
Long-term debt	55,000	55,000
NHC stockholders' equity	749,574	733,278

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Selected Operating Statistics
	Three Months Ended
	March 31
	2019	2018	(1)
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$461.50	$461.55
Managed Care	395.50	401.74
Medicaid	195.89	189.88
Private Pay and Other	245.76	238.88

Average Skilled Nursing Per Diem	$272.40	$273.39

Skilled Nursing Patient Days:
Medicare	112,854	126,127
Managed Care	62,427	60,126
Medicaid	318,286	304,504
Private Pay and Other	175,356	174,442

Total Skilled Nursing Patient Days	668,923	665,199

(1) A skilled nursing facility in Madisonville, Kentucky was sold in the fourth quarter of 2018. The per diems and patient days for this facility have been excluded in the 2018 colum for comparative purposes.

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2019	2018
	(unaudited)

Net income (loss) attributable to National Healthcare Corporation	$21,269	$(2,791)
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(6,838)	15,517
Legal costs and charges related to Caris' legal investigation	-	8,228
Operating results for newly opened facilities not at full capacity (2)	595	555
Stock-based compensation expense	424	428
Provision of income taxes on non-GAAP adjustments	1,501	(5,575)
Non-GAAP Net income	$16,951	$16,362

GAAP diluted earnings (loss) per share	$1.39	$(0.18)
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(0.33)	0.76
Legal costs and charges related to Caris' legal investigation	-	0.45
Operating results for newly opened facilities not at full capacity (2)	0.03	0.03
Stock-based compensation expense	0.02	0.02
Non-GAAP diluted earnings per share	$1.11	$1.08

(2) The newly opened facilities for the 2019 period presented consist of facilities opened from 2017 through 2019 (one skilled nursing facility, two assisted living facilities, and one memory care facility). The newly opened facilities for the 2018 period presented consist of facilities opened from 2016 through 2018 (two skilled nursing facilities and three assisted living facilities).

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